Exhibit 10.1

EXECUTION VERSION

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made as of August 4, 2025, by and between Fundamental Global, Inc., a Nevada corporation (the “Company”) and OGroup LLC, a Delaware limited liability company (the “OGroup” and together with the Company, the “Parties” and each individually, a “Party”).

On or about the date hereof, the Company is executing a Securities Purchase Agreement with investors to sell shares of the Company’s common stock in a private placement (the “PIPE”).

To induce members of the OGroup and its affiliates to execute employment agreements with the Company in connection with the PIPE, the Company has agreed to execute this Agreement to, among other things, provide the OGroup the right to designate to two directors who will be appointed to the Company’s Board of Directors (the “Board”).

Accordingly, the Company and Investor hereby agree as follows:

1. Subject to the terms and conditions of this Agreement and during the Designation Period (as defined below), the OGroup shall have the right to require the Company to nominate and use its reasonable best efforts (subject to applicable law and the exercise of the fiduciary duties of the Board) to have two (2) individuals with industry experience designated by the OGroup (the “Designees”) elected to the Board. The initial Designees will be Maja Vujinovic and Jose Vargas. The Company agrees to appoint such Designees to the Board within two (2) days of the date hereof by taking all necessary action by the Company or its Board to effect such appointments.

2. During the Designation Period, the Company shall, subject to applicable law and the exercise of the fiduciary duties of the Board, use its reasonable best efforts to nominate for re-election and include in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any meeting of Company stockholders to elect directors, or the class of directors that includes a Designee, as applicable, the recommendation of the Board that stockholders of the Company vote in favor of the applicable Designee. The Company shall use substantially the same level of effort and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders to cause the Designees to be elected or re-elected, as the case may be. In the event any Designee is not elected or re-elected, as the case may be, by stockholders of the Company or ceases to serve as a director (whether due to death, resignation or otherwise) during the Designation Period, the OGroup may designate on each such occasion a substitute Designee and the same Company obligations set forth in Section 1 with respect to such substitute Designee shall apply.

3. The Company’s obligations to have any Designee (other than the initial Designees) elected to the Board or nominate any Designee for election as a director at any meeting of the Company’s stockholders, as applicable, shall in each case be subject to a Designee’s satisfaction of applicable requirements regarding service as a director of the Company under applicable law, stock exchange rules regarding service as a director of the Company, and the Company’s corporate governance or other guidelines and director onboarding and membership requirements. The OGroup will cause each Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board may reasonably request to determine the applicable Designee’s eligibility and qualification to serve as a director of the Board and otherwise comply with the corporate governance or other guidelines and director onboarding and membership requirements of the Company that are generally applicable to all non-employee directors of the Company.

4. The rights of the OGroup to nominate up to two (2) Designee to the Board pursuant to Section 1 shall terminate on the earlier of (a) July 22, 2028 and (b) the date that the Company ceases to have any digital assets business (such period, the “Designation Period”).

5. On the date hereof, the Company will issue warrants to the following persons to purchase 680,000 shares of the Company’s common stock (which represents approximately 19.9% of the Company’s fully diluted common stock prior to the issuance of shares pursuant to the PIPE) at the same exercise price as the warrants being issued in connection with the PIPE:

Number of Shares Underlying Warrant	Warrant Recipient
170,000	Maja Vujinovic
170,000	Theodore Rosenthal
170,000	Galeb3 Inc.
170,000	Manatee Ventures Inc.

6. The Company will promptly reimburse the OGroup for out-of-pocket legal fees and expenses for legal counsel for the OGroup in an amount equal to $200,000.

7. This Letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and the OGroup. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party, and any assignment without such consent shall be null and void.

8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

*** SIGNATURE PAGE FOLLOWS **

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IN WITNESS WHEREOF, the parties hereto have caused this Side Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FUNDAMENTAL GLOBAL, INC.

By:	/s/ Kyle Cerminara
Name:	Kyle Cerminara
Title:	Chairman, CEO & Founder

OGROUP LLC

By:	/s/ Maja Vujinovic
Name:	Maja Vujinovic
Title:	Founder and CEO

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